Exhibit 99.1

AEO Inc. Announces a Series of Actions to Strengthen Capital Structure

•	Enters Into Exchange Agreements for Outstanding Convertible Senior Notes due 2025

•	Announces $200 Million Accelerated Share Repurchase Program (ASR)

•	Pursuing Upsize and Extension of ABL Facility to Unlock Additional Liquidity

June 3, 2022

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters Inc. (NYSE: AEO) today announced that it has entered into exchange agreements with certain holders of its 3.75% Convertible Senior Notes due 2025 in exchange for a combination of cash and shares of the company’s common stock.

The 2025 Notes to be exchanged represent approximately $342 million of the outstanding principal amount. Following the exchange, approximately $70 million in aggregate principal amount will remain outstanding. The exchange transactions are expected to close on June 8, 2022.

The company has also entered into an accelerated share repurchase agreement (ASR) with JPMorgan Chase Bank, National Association to repurchase $200 million of the company’s common stock. This equates to approximately 16.7 million shares based on the closing price on June 2, 2022 and represents approximately 8% of the company’s fully diluted shares outstanding as of that date. The final number of shares to be repurchased will be based on the volume-weighted average price of the company’s common stock during an averaging period. The ASR has been entered into in connection with AEO’s existing share repurchase authorization of 30 million shares.

AEO expects to fund the cash portion of the amounts payable under the exchange agreements and the ASR using available cash on hand and borrowings under the company’s existing $400 million ABL facility.

The company is also pursuing an upsize and extension of its ABL facility to $600 million with a term of 5 years, to unlock additional liquidity. The company has not yet entered into definitive documentation, and there is no guarantee that the ABL credit facility will be amended, or of the terms of any such amendment.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Advisors

J. Wood Capital Advisors acted as financial advisor and placement agent to the Company with Wachtell, Lipton, Rosen & Katz serving as legal counsel.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2022 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.